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                                                                   Exhibit 23(b)

              [LETTERHEAD OF JAMISON, MONEY, FARMER & CO., P.C.]


December 18, 1996


Board of Directors
Security Federal Bancorp, Inc.
2301 University Boulevard
Tuscaloosa, AL 35401

     We consent to incorporation by reference in this Annual Report (Form 10-K) of Security Federal Bancorp, Inc., of our report dated December 10, 1996, relating to the consolidated statement of financial condition of Security Federal Bancorp, Inc., and Subsidiary, as of September 30, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, which appears in the 1996 Annual Report to the Stockholders of Security Federal Bancorp, Inc.

                                /s/ Jamison, Money, Farmer & Co., P.C.
                                --------------------------------------
                                    JAMISON, MONEY, FARMER & CO., P.C.


Tuscaloosa, Alabama